Exhibit 99.1

CoLucid Pharmaceuticals Announces Election of Alison Lawton to Board of Directors

CAMBRIDGE, MA, March 15, 2016 — CoLucid Pharmaceuticals, Inc. (NASDAQ: CLCD), a Phase 3 clinical-stage biopharmaceutical company that is developing its lead product candidate, lasmiditan, for the acute treatment of migraine headaches in adults, announced today that Alison Lawton, has been elected by the Board of Directors to serve as a director. Ms. Lawton will serve as a class I director of the Company with a term expiring at the annual meeting of stockholders to be held in 2016. In addition, Ms. Lawton has been appointed to the Company’s Audit Committee. CoLucid’s Board remains at seven directors, six of whom are independent.

Alison Lawton is currently the Chief Operating Officer (COO) at Aura Biosciences and prior to this was COO of OvaScience, Inc. Previously she was with Genzyme Corp. for 21 years where she had a number of roles including Senior Vice President and General Manager of the Sanofi Biosurgery Business Unit, Global Head of Market Access at Genzyme which included Regulatory Affairs, Global Health Outcomes and Strategic Pricing, Global Public Policy, and Global Product Safety & Risk Management. Ms. Lawton spent eight years in the United Kingdom at Parke-Davis, and is past President and Chair of the Board of Regulatory Affairs Professional Society. Ms. Lawton serves on the board of ProQR Therapeutics, Verastem Inc. and was previously a director of Cubist Pharmaceuticals until its acquisition by Merck &Co., Inc. in 2015.

“Alison brings tremendous strategic and operating experience to our board” said Art Pappas, Chairman of the Board of Directors. “Alison’s long track record of success leading complex regulatory agency interactions and product approvals will serve CoLucid well as we advance lasmiditan through our Phase 3 clinical program towards a New Drug Application.”

“I am very excited to be joining the CoLucid board to support the Company’s efforts to advance lasmiditan towards commercialization,” said Mrs. Lawton. “Given the high prevalence of cardiovascular comorbidities and risk in migraine patients, lasmiditan’s unique mechanism of action has the potential to offer a new therapy for the patients diagnosed with migraine who cannot take existing therapies due to their cardiovascular status.”

About Lasmiditan

Lasmiditan has been designed to deliver efficacy for the acute treatment of migraine in adults without the vasoconstrictor activity associated with previous generations of migraine therapies. It selectively targets 5-HT1F receptors expressed in the trigeminal pathway. Lasmiditan has been given the generic stem name “ditan,” which distinguishes it from other drug classes, including triptans, the current standard of care for migraine. Lasmiditan is designed to address major unmet medical needs in patients who are poorly served by currently available therapies, including patients with cardiovascular risk factors or cardiovascular disease who may not be able to take triptans.

CoLucid is currently enrolling patients in SAMURAI, its first of two pivotal Phase 3 clinical trials. The objective of SAMURAI is to evaluate the safety and efficacy of lasmiditan (100 mg and 200 mg) in comparison to placebo two hours after dosing on freedom from migraine headache pain, which is the primary endpoint, and on freedom from the most bothersome associated symptom of migraine (nausea, phonophobia or photophobia), which is the key secondary endpoint. SAMURAI is a randomized, double-blind, placebo-controlled parallel group study. The study is expected to treat a single migraine in up to 1,483 migraine patients with lasmiditan at approximately 80 U.S. sites. CoLucid expects migraine patients enrolled in SAMURAI will include those who also have one or more cardiovascular risk factors, peripheral vascular disease or cardiovascular disease. CoLucid has now randomized over 50% of the migraine patients for SAMURAI, and expects to have the trial fully enrolled in the first half of 2016. At least 80% of all migraine patients currently enrolled in SAMURAI have multiple risk factors for cardiovascular disease. The average age of the migraine patients enrolled in SAMURAI is 44 years old. SAMURAI is being conducted under a Special Protocol - Agreement with the FDA.

CoLucid has been granted a Special Protocol – Agreement for its second pivotal Phase 3 clinical trial called SPARTAN, with the FDA The objective of SPARTAN is to evaluate the safety and efficacy of lasmiditan (50 mg, 100 mg and 200 mg) in comparison to placebo two hours after dosing on freedom from migraine headache pain, which is the primary endpoint, and on freedom from the most bothersome associated symptom of migraine (nausea, phonophobia or photophobia), which is the key secondary endpoint. SPARTAN is a randomized, double-blind, placebo-controlled parallel group study. The study is expected to treat a single migraine in up to 2,226 migraine patients with lasmiditan at approximately 130 sites in the U.S., United Kingdom and Germany. CoLucid expects migraine patients enrolled in SPARTAN will include those who also have one or more cardiovascular risk factors, stable cardiovascular disease or known coronary artery disease (“CAD”). SPARTAN is expected to initiate enrollment in the first half of 2016.

CoLucid is also currently enrolling patients in GLADIATOR, a Phase 3 long-term, open-label trial of lasmiditan. GLADIATOR’s objective is to evaluate the safety and efficacy of lasmiditan, as well as resource utilization, functional outcomes and disability. Migraine patients who complete CoLucid’s ongoing first Phase 3 pivotal trial, SAMURAI, as well as the Company’s second Phase 3 pivotal trial, SPARTAN, will be eligible to enroll in GLADIATOR. GLADIATOR is expected to enroll up to a total of 2,580 subjects, who will be randomized to receive 100 mg or 200 mg of lasmiditan, and treated for up to eight migraine attacks per month for one year. Based on the results of GLADIATOR, CoLucid intends to build an appropriate safety database to support a New Drug Application (“NDA”) for lasmiditan. At the time of the NDA submission, it is anticipated that there will be more than 15,000 patient exposures to lasmiditan in the entire clinical program.

About Migraine

Migraine is the leading cause of disability among neurological disorders in the United States according to the American Migraine Foundation. An estimated 36 million Americans suffer from migraine. Migraine can be extremely disabling and costly, accounting for more than an estimated $20 billion in direct (e.g., doctor visits, medications) and indirect (e.g., missed work, lost productivity) expenses each year in the United States. Most (57%) of the patients diagnosed with migraine and receiving treatment are 40 years and older. Migraine patients have a substantially increased rate of having a cardiovascular event compared to the general population (9.9% compared to 6.4%) and 76%, or 2.8 million, of adult patients diagnosed with migraine have cardiovascular conditions or risk factors that contraindicate or warn against triptan use.

About CoLucid Pharmaceuticals, Inc.

CoLucid is developing oral lasmiditan for the acute treatment of migraine in adults and intravenous lasmiditan for the acute treatment of headache pain associated with migraine in adults in emergency room and other urgent care settings.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to CoLucid’s expectations for clinical trial enrollment goals, the initiation of future clinical trials and the potential therapeutic benefits of lasmiditan. Actual enrollment results, clinical trial data and other developments may occur that differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that enrollment goals will not be met, trials may not be commenced or successful or may take longer to complete than anticipated, and projected cash needs and expected financial results may be different. More information about the risks and uncertainties faced by CoLucid are contained in our periodic reports filed with the Securities and Exchange Commission. CoLucid disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT

Thomas Mathers	Hans Vitzthum
Chief Executive Officer	Managing Director
CoLucid Pharmaceuticals, Inc.	LifeSci Advisors, LLC.
(857) 285-6494	(212) 915-2568